Filed Pursuant to Rule 433

Registration Nos. 333-157848

333-157848-01

333-157848-02

Prudential Financial, Inc.

32,051,283 Shares of Common Stock

Final Term Sheet, June 2, 2009

Issuer	Prudential Financial, Inc.

Security	Common Stock, par value $0.01 per share

Symbol/Exchange	PRU (NYSE)

Size	32,051,283 shares

Option to Purchase Additional Shares	4,807,692 shares

Price to Public	$39 per share

Underwriting Discount per Share	$1.243125

Net Proceeds	$1,210,156,286

Trade Date	June 2, 2009

Closing Date	June 8, 2009

CUSIP	744320102

Joint Book-Running Managers	Citigroup Global Markets Inc.

Goldman, Sachs & Co.

Senior Co-Managers	J.P. Morgan Securities Inc.

Merrill Lynch, Pierce, Fenner & Smith

                    Incorporated

Co-Managers	Barclays Capital Inc.

Deutsche Bank Securities Inc.

Morgan Stanley & Co. Incorporated

UBS Securities LLC

Other Information	Concurrent with the offering of the Common Stock, we have also conducted a public offering of $250 million aggregate principal amount of 6.20% Medium-Term Notes, Series D, Due January 15, 2015 and $750 million aggregate principal amount of 7.375% Medium-Term Notes, Series D, Due June 15, 2019, in each case pursuant to the Registration Statement on Form S-3 we filed with the Securities and Exchange Commission (“SEC”) on March 11, 2009, the prospectus dated March 11, 2009 included therein, and the prospectus supplement related to our Medium-Term Notes, Series D, dated March 11, 2009. The offering of the 6.20% notes and the 7.375% notes is expected to close on Monday, June 8, 2009 and is subject to customary closing conditions.

Prudential Financial, Inc. has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents Prudential Financial, Inc. has filed with the SEC for more complete information about the issuer and this offering. You should rely on the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the prospectus and the prospectus supplement may be obtained from Goldman, Sachs & Co. by calling toll-free at (866) 471-2526 or Citigroup Global Markets Inc. toll-free at (800) 831-9146.